1540 Broadway, 24th Floor New York, NY 10036

Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made as of August 16, 2022 by and between Schrödinger, Inc. (the “Company,” and, together with its subsidiaries and affiliates, the “Schrödinger Companies”), and Geoffrey Porges (the “Executive”) (together, the “Parties”).

RECITALS

WHEREAS, the Company desires to employ the Executive as its Executive Vice President and Chief Financial Officer; and

WHEREAS, the Executive has agreed to accept employment on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein contained, the Parties hereto agree as follows:

1.Agreement.  This Agreement shall be effective as of August 18, 2022 or such other date as the Parties may agree (the “Effective Date”). Following the Effective Date, the Executive shall be an employee of the Company until such employment relationship is terminated in accordance with Section 8 hereof (the “Term of Employment”).

2.Position.  During the Term of Employment, the Executive shall serve as Executive Vice President and Chief Financial Officer of the Company, based in and working out of the Company’s office in New York, New York and Executive’s home office in Fairfield County, Connecticut, and traveling as reasonably required by the Executive’s job duties.

3.Scope of Employment.  During the Term of Employment, the Executive shall be responsible for the performance of those duties consistent with the Executive’s position as Executive Vice President and Chief Financial Officer, in addition to such other duties as may from time to time be reasonably assigned to the Executive by the Company. The Executive shall report to the Chief Executive Officer of the Company and shall perform and discharge the Executive’s duties and responsibilities hereunder faithfully, diligently, and to the best of the Executive’s ability. The Executive shall devote the Executive’s full business time, loyalty, attention and efforts to the business and affairs of the Company and its affiliates; provided, however, that (i) the Executive may engage in charitable, educational, religious, civic and similar types of activities and (ii) the Executive may engage in the activity set forth on Schedule 1 attached hereto, with the activities in each of (i) and (ii) being permitted solely to the extent that such activities are not competitive with the business of the Company, do not individually or in the aggregate inhibit, interfere with, or prohibit the timely performance of the Executive’s duties hereunder, and do not create a potential business or fiduciary conflict, unless otherwise approved in writing by the Company. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company that have been communicated to the Executive and/or made available on the Company’s intranet or in its Employee Handbook, and any changes therein that may be adopted from time to time by the Company.

4.Compensation.  As full compensation for all services rendered by the Executive to the Company and any of the other Schrödinger Companies during the Term of Employment, the Company will provide to the Executive the following:

1540 Broadway, 24th Floor New York, NY 10036

(a)Base Salary.  Effective as of the Effective Date, the Executive shall receive a base salary at the annualized rate of Five Hundred and Eighty Thousand Dollars and Zero Cents ($580,000.00) (the “Base Salary”).  The Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s regularly established payroll procedures. The Executive’s Base Salary will be reviewed on an annual or more frequent basis by the Company’s board of directors or the compensation committee thereof (the “Board”) and is subject to increase in the discretion of the Board. Executive’s Base Salary shall not be reduced except as part of a reduction that is applicable to all Executives (as defined in the Company’s Amended and Restated Executive Severance and Change in Control Benefits Plan (the “Executive Severance Plan”).

(b)Annual Discretionary Bonus.  The Executive will be eligible to participate in the Company’s Senior Executive Incentive Compensation Plan (the “Incentive Plan”) in accordance with the terms and conditions thereof.  For 2022 only, subject to and in accordance with the terms of the Incentive Plan, the Executive shall be eligible for a target bonus of up to 50% of the Executive’s annualized Base Salary (the “Target Bonus”), prorated for the period beginning on the Effective Date and ending on December 31, 2022.

(c)Equity Award.  Subject to approval by the compensation committee of the Board or a majority of the Company’s Independent Directors as defined in Nasdaq Listing Rule 5605(a)(2), and as a material inducement to the Executive entering into employment with the Company and serving as Chief Financial Officer of the Company, on or about the Effective Date, the Company shall grant the Executive:

1.A nonstatutory stock option (the “Option”) to purchase One Hundred Eighty Thousand (180,000) shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), such Option to (1) have an exercise price per share equal to the closing price per share of the Common Stock on the Nasdaq Global Select Market on the date of grant, (2) vest and become exercisable, subject to the Executive’s continued service on each applicable vesting date, at a rate of 25% of the total shares underlying the Option on the first anniversary of the Effective Date and, following that, as to an additional 1/48 of the total shares underlying the Option upon the Executive’s completion of each additional month of service over the 36-month period measured from the first anniversary of the Effective Date and (3) be subject to the terms and conditions of the Company’s 2021 Inducement Equity Incentive Plan and a nonstatutory stock option agreement between the Executive and the Company; and

2.Ninety Thousand (90,000) performance-based restricted stock units (the “PRSU” and, together with the Option, the “Equity Awards”), which PRSU shall (i) entitle the Executive to receive one share of Common Stock for each PRSU that vests, (ii) be subject to vesting set forth in the Performance-Based Restricted Stock Unit Agreement attached hereto as Exhibit A (the “PRSU Agreement”), in each case subject to the Executive’s continued employment on the applicable vesting date except as otherwise provided in Exhibit C attached hereto, and (iii) be subject to the terms and conditions of the Company’s 2021 Inducement Equity Incentive Plan and the PRSU Agreement.

3.The Equity Awards shall be awarded outside of the Company’s equity incentive plans as “inducement grants” within the meaning of Nasdaq Listing Rule 5635(c)(4). The Equity Awards are subject to adjustment for stock splits, combinations or other recapitalizations. The Executive’s rights in, and eligibility for, future equity awards will be determined by the Board or the Compensation Committee of the Board in its discretion. Notwithstanding the Executive’s partial year employment with the Company in 2022, the Company will not pro-rate the Executive’s annual equity grant in 2023.

(d)Paid Time Off.  The Executive will be eligible for a maximum of twenty (20) days of paid time off (“PTO”) per calendar year. In addition, the Executive will receive paid holidays as determined annually according to the Company calendar. The use of PTO and other time off is governed by

1540 Broadway, 24th Floor New York, NY 10036

applicable law and the Company’s PTO policies, which may be modified at any time and without advance notice, to the extent permissible under applicable law.

(e)Benefits.  The Executive will be eligible to participate in any and all benefits programs that the Company establishes and makes available to its senior executive employees from time to time, provided that the Executive is eligible under (and subject to all provisions of) the plan documents governing those programs. The benefits programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice (other than as required by such programs or under law).

(f)Withholdings.  All compensation payable to the Executive shall be subject to applicable taxes and withholdings.

(g)Indemnification and Liability Insurance.  The Executive shall be treated in a manner comparable to that of the Company’s other senior executives with respect to indemnification and liability insurance (as outlined in the separate Indemnification Agreement).

5.Sign-On Bonus. The Company will pay the Executive a gross sign-on bonus of Two Hundred and Thirty Thousand Dollars and Zero Cents ($230,000.00), less applicable taxes and withholdings, within two pay periods after the Effective Date (the “Sign-On Bonus”). The Executive understands and agrees that if his employment is terminated by the Company for “Cause” (as defined in the Executive Severance Plan) or if the Executive voluntarily resigns from his employment with the Company (other than for Good Reason (as defined in the Executive Severance Plan)), he will repay: (i) 100% of the gross amount of the Sign-On Bonus if the termination date is within 12 months of the Executive’s employment start date; and (ii) 50% of the gross amount of the Sign-On Bonus if the termination date is between 12 and 24 months of the Executive’s employment start date. If repayment of the Sign-On Bonus is required under this Section, the Executive agrees to repay in full the applicable amount within 30 days following the Executive’s last day of employment. The Executive or the Executive’s estate will not be required to repay the Sign-On Bonus in the event of the Executive’s termination of employment if by reason of a termination of the Executive’s employment by the Company without Cause, by reason of resignation by the Executive of his employment with Good Reason, or by reason of the Executive’s Disability (as defined in the Executive Severance Plan) or death.

6.Expenses.  The Executive will be reimbursed for the Executive’s actual, necessary and reasonable business expenses pursuant to Company policy, subject to the following provisions:  all reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Internal Revenue Code (“Section 409A”), including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

7.Restrictive Covenants Agreement. As a condition of the Executive’s employment with the Company, the Executive will be required to sign the Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit B.

8.Employment Termination; Other Positions.  This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:

(a)Upon the death or “Disability” (as defined in the Executive Severance Plan) of the Executive.

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(b)At the election of the Company, with or without “Cause” (as defined in the Executive Severance Plan), immediately upon written notice by the Company to the Executive.

(c)At the election of the Executive, with or without “Good Reason” (as defined in the Executive Severance Plan), upon written notice. Nothing in this Section is intended to modify or supercede the terms or procedures under the Executive Severance Plan, including but not limited to the notice requirement thereunder. If Executive resigns without “Good Reason”, Executive agrees to provide thirty (30) days’ written notice to the Company (the “Notice Requirement). Notwithstanding the foregoing, should the Executive provide notice pursuant to the Notice Requirement, the Company retains the right, in its sole discretion, to unilaterally accelerate the date of termination set forth in such notice and provide to the Executive (in addition to the Accrued Obligations (as defined below)) a payment equal to thirty (30) days of the Executive’s Base Salary less the amount of Base Salary the Executive received between the date of the written notice provided to the Company and the date of termination. For the avoidance of doubt, any such acceleration of the date of termination shall not result in or be deemed a termination by the Company for purposes of this Agreement or the Executive Severance Plan.

If, as of the date the Executive’s employment terminates for any reason, the Executive is a member of the Board (or the board of directors of any entity affiliated with the Company), or holds any other offices or positions with the Company (or any of the Schrödinger Companies), the Executive shall, unless otherwise requested by the Company, immediately relinquish and/or resign from any such board memberships, offices and positions as of the date his employment with the Company terminates. Executive agrees to execute such documents and take such other actions as the Company may request to reflect such relinquishments and/or resignation(s).

9.Effect of Termination.  If the Executive’s employment is terminated under any circumstances, the Company’s obligations under this Agreement shall immediately cease and the Executive shall only be entitled to receive (i) any accrued but unpaid Base Salary, to be paid in accordance with the Company’s established payroll procedure and applicable law, (ii) any unreimbursed business expenses for which expenses the Executive has timely submitted appropriate documentation in accordance with Section 6 hereof, and (iii) any vested employee benefits, each as determined as of the date of termination (the “Accrued Obligations”). The Executive’s eligibility for and/or entitlement to any additional payments or benefits in connection with a termination of employment shall be governed exclusively by and be subject to all terms and conditions of the Executive Severance Plan, as modified by the provisions of Exhibit C attached hereto.

10.Absence of Restrictions.   By signing this Agreement, the Executive represents and warrants that by accepting employment with and performing services for the Company, the Executive has not breached or violated and will not breach or violate any contract or legal obligation that the Executive may owe to any third party (including, without limitation, any current or former employer) that may restrict the Executive’s ability to perform services for the Company, or which are in any way inconsistent with any of the terms of this Agreement. The Executive further represents and warrants that, in connection with the Executive’s employment hereunder, the Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which the Executive or any other person or entity has any right, title or interest, and that the Executive has returned all property and confidential information belonging to any prior employer.

11.Notice.  Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or immediately upon hand delivery, in each case to the address of the recipient set forth below.

To the Executive:

1540 Broadway, 24th Floor New York, NY 10036

At the address set forth in the Executive’s personnel file

To the Company:

Schrödinger, Inc.

1540 Broadway

24th Floor

New York, NY 10036
Attention: Chief Executive Officer

With a copy to: Chief Legal Officer

Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 11.

12.Employment Conditions. The Executive’s employment with the Company is contingent upon: (a) the Executive providing to the Company, within three (3) business days following the Executive’s start date, documentation proving the Executive’s eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986; (b) the Executive’s compliance with the Company’s COVID-19 vaccination policy (which requires employees to be fully vaccinated against COVID-19 in the absence of the Company’s approval of a medical or religious exemption); and (c) the Executive’s satisfactory completion of a criminal background check

13.Applicable Law; Arbitration.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflict of laws provisions thereof). As a condition of the Executive’s employment with the Company, the Executive will be required to sign the Confidentiality, Inventions, Non-Competition, and Non-Solicitation Agreement (attached hereto as Exhibit B) and the Mutual Arbitration Agreement (attached hereto as Exhibit D).

14.Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns (including Executive’s estate, heirs and representatives), including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.

15.At-Will Employment.  During the Term of Employment, the Executive will be an at-will employee of the Company, which means that, notwithstanding any provision set forth herein, the employment relationship can be terminated by either Party for any reason, at any time, with or without prior notice and with or without Cause (provided that the Executive agrees to comply with the notice provision set forth in Section 8(c) above).

16.Acknowledgment.  The Executive states and represents that the Executive has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Executive’s name of the Executive’s own free act.

17.Company Premises and Property.  The Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information. By signing this Agreement, the Executive acknowledges that any and all telephone conversations or transmissions, electronic mail or transmissions, or internet access or usage by Company employees by any electronic device or system, including but not limited to the use of a computer, telephone, wire, radio or

1540 Broadway, 24th Floor New York, NY 10036

electromagnetic, photoelectric or photo-optical systems may be subject to monitoring at any and all times and by any lawful means.

18.Data Privacy.  The Executive acknowledges and agrees that the Company has the right to collect, use and disclose the Executive’s personal information for purposes relating to the administration of the Executive’s employment with the Company, including administering the Executive’s compensation and benefits and compliance with any regulatory, reporting and withholding requirements. The Executive acknowledges and agrees that the Executive’s personal information may be disclosed by the Company to any of the Schrödinger Companies, as appropriate and necessary for such purposes. The Company will take reasonable steps to maintain physical, technical and procedural safeguards regarding the Executive’s personal information. The Executive consents to the transmission, processing, and storage of the Executive’s personal information in the United States and, as needed, at international service centers outside the United States.

19.No Oral Modification, Waiver, Cancellation or Discharge.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

20.Captions and Pronouns.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

21.Interpretation.  The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party.  References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms. References in this Agreement to the “Board” shall include any authorized committee thereof.

22.Severability.  Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

23.Entire Agreement.  This Agreement, Schedule 1, and Exhibits A through D attached hereto constitute the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including without limitation any prior offer letter, draft employment agreement, or discussions relating to the Executive’s employment with the Company.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth below.

Schrödinger, Inc.

By: /s/ Jennifer Daniel

1540 Broadway, 24th Floor New York, NY 10036

Name: Jennifer Daniel

Title: Chief Human Resources Officer

Date: August 17, 2022

Executive:

/s/ Geoffrey Porges

Date: August 16, 2022

1540 Broadway, 24th Floor New York, NY 10036

EXHIBIT A

Schrödinger, Inc.

RESTRICTED STOCK UNIT AGREEMENT

Granted under 2021 Inducement Equity Incentive Plan

Schrödinger, Inc. (the “Company”) hereby grants the following restricted stock units pursuant to its 2021 Inducement Equity Incentive Plan. The terms and conditions attached hereto are also a part hereof.

Notice of Grant

Name of recipient (the “Participant”):	Geoffrey Porges
Grant Date:	August 18, 2022
Number of restricted stock units (“RSUs”) granted:	90,000
Number, if any, of RSUs that vest immediately on the grant date:	None
RSUs that are subject to vesting schedule:	90,000
Vesting Start Date:	Grant Date

Vesting Schedule:

The Vesting of the RSUs is subject to the achievement of the performance metrics set forth in Exhibit 1.  All such vesting is dependent on the Participant remaining an Eligible Participant, as provided herein.  To the extent there is any conflict between this Agreement and the Employment Agreement of even date herewith between the Company and Participant or between this Agreement and the Company’s Amended and Restated Executive Severance and Change in Control Benefits Plan (the “Executive Severance Plan”), the Employment Agreement and Exhibit C thereto will control.

_________________________________Schrödinger, Inc.
Signature of Participant

_________________________________By:  ____________________________
Street AddressName of Officer

_________________________________Title:  __________________________
City/State/Zip Code

Schrödinger, Inc.
Restricted Stock Unit Agreement
Granted under 2021 Inducement Equity Incentive Plan
Incorporated Terms and Conditions

1.Award of Restricted Stock Units.

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In consideration of services rendered and to be rendered to the Company by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth in this Restricted Stock Unit Agreement (this “Agreement”) and in the Company’s 2021 Inducement Equity Incentive Plan (the “Plan”), an award with respect to the number of restricted stock units (the “RSUs”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”). Each RSU represents the right to receive one share of common stock, $0.01 par value per share, of the Company (the “Common Stock”) upon vesting of the RSU, subject to the terms and conditions set forth herein.

The RSUs evidenced by this Agreement were granted to the Participant pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4), as an inducement that is material to the Participant’s employment with the Company.

2.Vesting.

The RSUs shall vest in accordance with the Vesting Schedule set forth in the Notice of Grant (the “Vesting Schedule”). Any fractional shares resulting from the application of any percentages used in the Vesting Schedule shall be rounded down to the nearest whole number of RSUs. As soon as practicable after the vesting of the RSU, the Company will deliver to the Participant, for each RSU that becomes vested, one share of Common Stock, subject to the payment of any taxes pursuant to Section 7. The Common Stock will be delivered to the Participant as soon as practicable following each vesting date, but in any event within 30 days of such date.

3.Forfeiture of Unvested RSUs Upon Cessation of Service.

In the event that the Participant ceases to be an Eligible Participant (as defined below) for any reason or no reason, with or without cause, all of the RSUs that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation. The Participant shall have no further rights with respect to the unvested RSUs or any Common Stock that may have been issuable with respect thereto. The Participant shall be an “Eligible Participant” if he or she is an employee, director or officer of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants or advisors of which are eligible to receive awards of RSUs under the Plan.

4.Restrictions on Transfer.

The Participant shall not sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein. The Company shall not be required to treat as the owner of any RSUs or issue any Common Stock to any transferee to whom such RSUs have been transferred in violation of any of the provisions of this Agreement.

5.Rights as a Stockholder.

The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock that may be issuable with respect to the RSUs until the issuance of the shares of Common Stock to the Participant following the vesting of the RSUs.

6.Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

7.Tax Matters.

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(a)Acknowledgments; No Section 83(b) Election. The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the award of RSUs and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the RSUs. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the RSUs. The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code of 1986, as amended, (the “Code”) is available with respect to RSUs.

(b)Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the RSUs. At such time as the Participant is not aware of any material nonpublic information about the Company or the Common Stock and the Participant is not subject to any restriction on trading activities with respect to the Common Stock pursuant to any Company insider trading or other policy, the Participant shall execute the instructions set forth in Schedule A attached hereto (the “Durable Automatic Sale Instructions”) as the means of satisfying such tax obligation; provided that if the Participant has previously executed and delivered to the Company effective automatic sale instructions that by their terms apply to the tax obligation arising from the vesting of the RSUs, the Participant shall not be required to execute the instructions set forth in Schedule A. If the Participant does not execute the Automatic Sale Instructions prior to an applicable vesting date, then the Participant agrees that if under applicable law the Participant will owe taxes at such vesting date on the portion of the award then vested the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company. The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

8.Miscellaneous.

(a)Section 409A. The RSUs awarded pursuant to this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Code and the Treasury Regulations issued thereunder (“Section 409A”). The delivery of shares of Common Stock on the vesting of the RSUs may not be accelerated or deferred unless permitted or required by Section 409A.

(b)Participant’s Acknowledgements. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) agrees that in accepting this award, he or she will be bound by any clawback policy that the Company may adopt in the future.

[Remainder of Page Intentionally Left Blank]

1540 Broadway, 24th Floor New York, NY 10036

Schedule A

Durable Automatic Sale Instructions

This Durable Automatic Sale Instruction is being delivered to Schrödinger, Inc. (the “Company”) by the undersigned (the “Participant”) on the date set forth below. The Participant acknowledges that the Company has granted, or may in the future from time to time grant, to the Participant restricted stock units (“RSUs”) under the Company’s equity incentive plans as in effect from time to time. The Participant hereby consents and agrees that any taxes due on or following a vesting date as a result of the vesting or settlement of RSUs on such date shall be paid through a durable automatic sale of shares as follows:

(a)The Participant desires to establish a process to satisfy such withholding obligation in respect of all RSUs that have been, or may in the future be, granted by the Company to the Participant through an automatic sale of a portion of the shares of the Common Stock that would otherwise be issued to the Participant on each applicable vesting date, such portion to be in an amount sufficient to satisfy such withholding obligation, with the proceeds of such sale delivered to the Company in satisfaction of such withholding obligation.

(b)Upon any vesting of the Participant’s RSUs from and after the date of this Durable Automatic Sale Instructions, the Company shall arrange for the sale of such number of shares of Common Stock issuable with respect to the Participant’s RSUs that vest as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon or following the vesting of the RSUs (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the net proceeds of such sale shall be delivered to the Company in satisfaction of such tax withholding obligations.

(c)The Participant hereby appoints the Chief Executive Officer, the Chief Financial Officer and the Chief Legal Officer (or a person holding a similar title), and any of them acting alone and with full power of substitution, to serve as his or her attorneys in fact to arrange for the sale of the Participant’s Common Stock in accordance with this Schedule A.  The Participant agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the shares pursuant to this Schedule A.

(d)The Participant represents to the Company that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company or the Common Stock and is not subject to any restriction on trading activities with respect to the Common Stock pursuant to any Company insider trading policy or other policy or prohibited from entering into these Durable Automatic Sales Instructions by an such policy.  The Participant and the Company have structured this Agreement, including this Schedule A, to constitute a “binding contract” relating to the sale of Common Stock, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934, as amended under Rule 10b5-1(c) promulgated under such Act.

The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

Signature:

Participant Name:

Date:

1540 Broadway, 24th Floor New York, NY 10036

1540 Broadway, 24th Floor New York, NY 10036

EXHIBIT 1

PERFORMANCE METRICS

The RSUs shall vest as to the number of RSUs corresponding to each Performance Goal, in each case, as set forth in the table below, and in each case solely on certification by the Company’s Compensation Committee of achievement of the applicable Performance Goal (which certification shall occur promptly following the Performance Date). If the applicable Performance Goal has not been achieved by the applicable Performance Date set forth in the table below, the corresponding number of RSUs shall be forfeited and the Participant will no longer have any rights with respect thereto.  The Participant must be an Eligible Participant on the date of certification of the applicable Performance Goal by the Compensation Committee in order for the corresponding RSUs to vest. Certain terms are defined below.

Performance Goal	Weight	Shares	Performance Date
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

[**]

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EXHIBIT B

Confidentiality, Inventions, Non-Competition, and Non-Solicitation Agreement

This Confidentiality, Inventions, Non-Competition, and Non-Solicitation Agreement (“Agreement”) is made by and between Schrödinger, Inc. (“Company”) and Geoffrey Porges (“Employee”).

In consideration of Employee’s employment by Company to perform certain services for Company and/or one or more subsidiaries of and/or other Affiliates (as hereinafter defined) of Company (collectively, Company, its subsidiaries, and its other Affiliates shall be referred to as the “Schrödinger Companies”), Company’s agreement to provide Employee with confidential information, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee agrees as follows:

1.	Confidentiality.
1.1

Definition.  For the purposes of this Agreement, “Confidential Information” shall mean any information, whether or not in writing, of a private, secret or confidential nature concerning Schrödinger Companies’ business or financial affairs, including but not limited to:

(a)

any inventions, trade secrets, discoveries, know-how, research, improvements, concepts, ideas, and principles whether or not patentable or copyrightable (including without limitation processes, methods, formulae, techniques, devices, designs, software, computer processing systems and techniques, algorithms, flow charts, specifications, computer graphics, data, apparatus, products, and molecular structures), relating to past, present, or contemplated future activities of one or more Schrödinger Companies;

(b)

price lists, customer lists, supplier lists, business plans, marketing plans, financial and payroll information, as well as any information contained in documents marked “Confidential,” which relates to the business of one or more Schrödinger Companies and which Employee may prepare, use, or have access to in the course of Employee’s employment;

(c)

the fact that one or more Schrödinger Companies uses, has used, or has evaluated for potential use any inventions, discoveries, know-how, research, improvements, concepts, ideas, or principles whether or not patentable or copyrightable (including without limitation processes, methods, formulas, techniques, devices, designs, software, computer processing systems and techniques, algorithms, flow charts, specifications, computer graphics, data, apparatus, products, and molecular structures), whether developed by such Schrödinger Companies or by any other party;

(d)

the results of any marketing, advertising, joint venture, business, financial, or other analysis conducted by (or on behalf of) one or more Schrödinger Companies for the internal use of one or more Schrödinger Companies or for other non-public use (and not approved by Company for general dissemination to the public);

(e)	any information that would typically be included in a company's income statement, including but not limited to the amount of such company’s revenues, expenses, or net income;

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(f)

any plans for the business of one or more Schrödinger Companies (whether or not such plans have been reduced to writing), financial information concerning such plans (including without limitation projected revenues, projected expenses, and projected net income), descriptions of such business and technical aspects of or relating to the operation of such business, and products and services that one or more Schrödinger Companies is considering exploring, developing, and/or researching;

(g)

any other information gained in the course of Employee's employment with the Company that could reasonably be expected to prove deleterious to any Schrödinger Company if disclosed to third parties, including without limitation any information that could reasonably be expected to aid a competitor of any Schrödinger Company in making inferences regarding the nature of the Schrödinger Companies’ activities, where such inferences could reasonably be expected to adversely affect the competitive position of any Schrödinger Company relative to that of such a competitor;

(h)	any other information gained in the course of or incident to Employee's employment that a Schrödinger Company has received from a third party and is required to hold confidential; and
(i)

any other information gained in the course of or incident to Employee's employment that one or more Schrödinger Companies treats or designates as Confidential Information and that is not publicly available; and

(j)

personally identifiable information of other employees, job applicants, vendors, consultants, or any other third parties, including without limitation name, address, telephone or facsimile number, Social Security Number (“SSN”) or other government identification number, financial information, health information, or other information entrusted to a Schrödinger Company that identifies an individual or relates to an identifiable individual under applicable law (collectively, “Personal Information”).

“Confidential Information” shall not include information which Employee can show (x) is or becomes part of the public domain through no fault of Employee; (y) is already known to Employee and has been identified in writing prior to the date of this Agreement; or (z) is subsequently received by Employee from a third party who has no obligation of confidentiality to one or more Schrödinger Companies.

1.2

Acknowledgment of Proprietary Interest.  Employee acknowledges that the Confidential Information described above is proprietary to one or more Schrödinger Companies and contains valuable trade secrets of one or more Schrödinger Companies.

1.3

Covenant Not to Disclose Confidential Information.  Employee shall not, during Employee's employment or at any time thereafter, disclose or use, directly or indirectly, except in pursuit of Employee's duties to one or more Schrödinger Companies, any Confidential Information, unless Employee shall first secure written consent of the Company to such disclosure or use, or unless Employee is compelled to do so by court order or applicable law and Employee provides prior written notice of such disclosure to the Company (except as set forth below).  Without limiting the foregoing, Employee agrees not to publish, or cause or authorize to be published, any document containing Confidential Information or related to Company’s Business (as defined herein), without Company’s prior written approval (which may be granted or withheld in Company’s sole discretion). “Company’s Business” includes, collectively: (i) designing, developing, distributing, selling, licensing, leasing and servicing computer software programs for use principally in the fields of quantum chemistry,

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computational chemistry, molecular mechanics/dynamics, protein structure prediction, computational ligand docking, and other science and technology fields; (ii) providing services and performing research involving the use of such software in connection with various biological, chemical, and materials science applications; and (iii) other activities in which the Company may engage in the future.

Employee further acknowledges that there are laws in the United States and other countries that protect Personal Information and that, pursuant to such laws, Employee must not use such information other than for the purpose for which it was originally used or make any disclosures of such Personal Information to any third party or from one country to another in a manner inconsistent with applicable laws and any Company policies relating to the use of Personal Information.

Notwithstanding anything to the contrary stated above, this Agreement does not prohibit Employee from reporting possible violations of applicable law or regulation to any governmental agency or self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Employee does not need the Company’s prior authorization to make any such report or disclosure, nor is Employee required to notify the Company that Employee has made any such report or disclosure.  Also notwithstanding anything to the contrary set forth above or elsewhere in this Agreement, Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made:  (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Finally, if Employee commences a legal proceeding for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to Employee's attorney and use the trade secret information in the legal proceeding if Employee: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to an order issued by a court or an arbitrator of competent jurisdiction.

1.4

Acknowledgment of Reasonableness.  The Company and Employee hereby acknowledge that (a) the Company’s market for its products is unlimited geographically and the foregoing non-disclosure requirements shall apply to Employee on a worldwide basis, and (b) the geographical and durational limitations imposed with respect to the Confidential Information are fair and reasonable, and are reasonably necessary to protect the Confidential Information of the Company.  In the event that any provision relating to the geographical, durational, or other restrictions on Employee are declared by a court of competent jurisdiction to exceed the maximum time period, area, or other measure such court deems reasonable and enforceable, said time period, area, or other measure shall be deemed to become and thereafter be the maximum amount which such court deems reasonable and enforceable.

1.5

Return of Materials at Termination.  Promptly upon termination of Employee’s employment for any reason (or earlier, upon the request of the Company), Employee will return to the Company all written materials, computer software programs, or other materials containing Confidential Information and all other materials or documents, including without limitation mailing lists, computer printouts, and computer disks and tapes, belonging to one or more Schrödinger Companies which contain information pertaining to Company’s Business, including all scientific and development materials, code, methods, clients, potential clients, customers, potential customers, funding providers, potential funding providers, or employees, unless Company consents in writing to Employee’s retention thereof.  Except in connection with the performance of Employee’s duties hereunder, Employee agrees not to make or retain copies or excerpts or electronically transmit any Confidential Information.

1.6	Remedies upon Breach. Employee recognizes that the disclosure or use of any Confidential Information would cause Company irreparable injury, which may not be

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adequately compensated by damages. Accordingly, in the event Employee breaches or threatens to breach any provision of this Agreement, Company shall be entitled to an injunction restraining Employee from disclosing or using, in whole or in part, any Confidential Information, or from rendering any services to any person, firm, corporation, or other entity to whom such Confidential Information, in whole or in part, has been, is threatened to be, or would necessarily be disclosed or used by Employee.  Nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Employee or any third party.  The right of Company to seek equitable relief under this Agreement shall be in addition to (and not in derogation of) the requirement imposed on each party hereto to arbitrate disputes as provided in the Arbitration Agreement between Employee and Company.

1.7

Ownership of Confidential Information.  All Confidential Information and all right, title and interest in and to patents, patent rights, copyright rights, mask work rights, trade secret rights, and all other intellectual property and proprietary rights anywhere in the world (collectively, “Rights”) in connection therewith shall be the sole property of the relevant Schrödinger Company, which, if other than Schrödinger, Inc., shall be a third-party beneficiary of this Agreement.  Employee hereby assigns to the Company any Rights Employee may have or acquire in such Confidential Information.

1.8

Confidential Information of Others.  Employee agrees not to disclose to any Schrödinger Company any confidential or proprietary information belonging to any of Employee's previous employers, or belonging to any other party, without first securing the written permission of such previous employers or other parties. In addition, Employee represents and warrants that Employee (i) has not brought and will not bring any confidential or proprietary information belonging to any of Employee's previous employers or to any other person; (ii) will refrain from using while employed by the Company any such confidential or proprietary information; (iii) is not subject to any written non-compete or any other agreement which will affect or limit Employee’s employment with the Company; and (iv) has complied and will comply with the non-disclosure, non-compete, and other provisions of Employee's agreements with Employee's prior employers and with other persons.  Employee agrees to indemnify each Schrödinger Company for any expense, claim, or damages (including without limitation attorneys’ fees, costs of investigation, and costs of collection) suffered by such entity relating to a breach of the terms of this Section by Employee.

1.9

Protection of Personal Information. Employee agrees to properly safeguard Personal Information, regardless of its form (e.g., paper and electronic records containing Personal Information), including after termination of employment, and acknowledges that improperly using or disclosing Personal Information may subject Employee to disciplinary action, up to and including termination of employment. Employee’s obligations include, but is not limited to:

(a)	preventing unauthorized access to, and protecting the security and confidentiality of, Personal Information;
(b)	only collecting, accessing, using, maintaining, transporting or disclosing the minimum amount of Personal Information that is necessary and relevant to perform Employee’s work responsibilities;
(c)

only disclosing Personal Information to individuals who are authorized to access (and need such access to) Personal Information to perform their job responsibilities, and only where such disclosure is permitted by applicable law;

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(d)	holding Personal Information in strict confidence, both during and after employment with a Schrödinger Company;
(e)	only removing Personal Information from Company premises when necessary and relevant to perform Employee’s work responsibilities;
(f)

not using Personal Information for unauthorized purposes and not permitting Personal Information to be used for unauthorized purposes (e.g., for Employee’s own benefit or for the benefit of any third party);

(g)

properly disposing of Personal Information in a manner that is commensurate with the degree of risk posed by such Information (e.g., ensuring that SSNs are disposed of so as to make them unreadable, such as by shredding paper documents that contain SSNs or wiping or destroying electronic media that contains SSNs); and

(h)	notifying Company in the event of actual or suspected unauthorized access to Personal Information.
2.	Inventions.
2.1

(a)Proprietary Rights; Assignment.  All right, title and interest, and all proprietary claims to all data and other information, inventions (whether or not patentable), works of authorship, processes or know-how, designs, and/or ideas for formulae, including but not limited to methodology, computer programs, systems, materials and manuals that Employee, alone or with others, makes, creates, develops, conceives, or reduces to practice (a) in the course of Employee’s employment with the Company, whether during regular working hours or other hours; or (b) during the period of Employee’s employment, whether or not in the course of such employment, to the extent the same is related to Company’s business or actual or demonstrably anticipated research or development or is made, created, developed, conceived, or first reduced to practice with the time, private or proprietary information, or facilities of one or more Schrödinger Companies (collectively, the materials described in Subsections 2.1(a) and 2.1(b) heretofore shall be referred to as the "Developments"), including without limitation all rights under applicable copyright, patent or trade secret laws, shall reside with Company (or such Schrödinger Company designated by Company) and, where applicable, shall be considered "works made for hire”; provided, however, that such ownership may be subject to the rights, if any, of the United States government and agencies thereof arising from Federal grants to the Company.  Employee hereby assigns to the Company (or such Schrödinger Company designated by the Company) all right, title, and interest Employee has or may have in the Developments.  Employee agrees that neither Employee nor Employee’s successors or assigns shall have any rights in the Developments.

(b)Employee Pre-Existing Work.  As used herein, “Employee Pre-Existing Work” is defined as data, information, inventions (whether or not patentable), works of authorship, process, know-how, designs and/or ideas for formulae that were made, created, developed, conceived or reduced to practice by Employee, alone or with others, prior to Employee’s commencement of employment with Company. Employee shall retain all of Employee’s ownership rights, title and interests, if any, in and to any Employee Pre-Existing Work.  Notwithstanding the preceding sentence, if any Development cannot be fully made, used, reproduced or otherwise exploited without infringing any of Employee’s rights to any Pre-Existing Work, or if Employee uses or discloses any Employee Pre-Existing Work in the course of Employee’s employment with the Company, Employee hereby grants Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable

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right and license to exploit and exercise such Pre-Existing Work (including all intellectual property rights embodied therein).  Employee shall not use or disclose any Employee Pre-Existing Work for which Employee is not fully authorized to grant the foregoing license.

2.2

Disclosure; Attorney-in-Fact.  During Employee’s employment with Company, Employee shall disclose promptly to Company all Developments.  Any information required to be disclosed under this Section 2.2 that has not yet been disclosed by Employee to Company at the time of the termination of Employee's employment with Company, without regard to when or for what reason, if any, such employment shall terminate, shall be disclosed to Company in writing, or in such form and manner as Company may reasonably require, within 10 days of the termination of Employee's employment with Company.  Employee hereby irrevocably appoints Company (or such Schrödinger Company designated by Company), and Company’s duly authorized officers and agents, as Employee’s agent and attorney-in-fact to act for and on behalf of Employee in filing all patent applications, applications for copyright protection and registration amendments, renewals, and all other appropriate documents in any way related to the Developments.  Employee agrees to assist Company (or such Schrödinger Company designated by Company) in any way such Schrödinger Company deems necessary or appropriate (at such Schrödinger Company's expense) from time to time to apply for, obtain and enforce patents on, and to apply for, obtain, and enforce copyright protection and registration of, the Developments in any and all countries.  To that end, Employee shall (at the request of one or more Schrödinger Companies), without limitation, testify in any suit or other proceeding involving any of the Developments, execute all documents which the relevant Schrödinger Company reasonably determines to be necessary or convenient for use in applying for and obtaining patents or copyright protection and registration thereon and enforcing the same, and execute all necessary assignments thereof to the Company (or such Schrödinger Company designated by the Company).

3.	Non-Competition; Non-Solicitation.
3.1

Covenant not to Compete During Employment.  While employed by Company, Employee will not, directly or indirectly, without the written consent of Company, and whether or not for compensation, either for Employee’s own account or as an employee, officer, agent, consultant, director, owner, partner, joint venturer, shareholder, investor, or in any other capacity (except in the capacity of an employee or officer of Company acting for the benefit of the Schrödinger Companies) engage in any activity or business which is the same nature as, or substantively similar to, Company’s Business or an activity or business which one or more Schrödinger Company is developing and of which Employee has knowledge.

3.2

Non-Solicitation of Customers, Vendors or Business Partners.  While employed by Company and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, solicit or encourage any customer, prospective customer, vendor, strategic partner or business associate of a Schrödinger Company to cease doing business with a Schrödinger Company, reduce its relationship with a Schrödinger Company, or refrain from establishing or expanding a relationship with a Schrödinger Company.  For the purposes of this Section, “prospective customer” shall mean any individual, business, firm or organization whom Employee or a Schrödinger Company has contacted during the course of Employee’s employment or who has been made known to Employee by a Schrödinger Company for the purpose of soliciting business.

3.3

Non-Solicitation of Employees.  While employed by Company and for a period one (1) year thereafter, Employee shall not directly or indirectly, without the prior written consent of Company: (a) solicit or induce any employee of a Schrödinger Company (or any consultant, sales agent, contract researcher, contract programmer, or other independent agent who is

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retained by a Schrödinger Company) to cease their employment or engagement by a Schrödinger Company; or (b) hire, retain, employ, or engage for any purpose any employee of a Schrödinger Company.
3.4

Conflicts of Interest.  While employed by Company, Employee shall not engage in any activity or business which impairs or hinders Employee's job duties and responsibilities for Company.  Employee shall report to the Company any possible conflicts of interest on the basis of existing or planned activities of Employee or members of Employee's immediate family.  A conflict of interest shall be deemed to arise when Employee or a member of Employee's immediate family: (a) accepts any interest, services, products, commissions, share in profits or other payments, gifts or remuneration from any organization which transacts or is seeking to transact business with one or more Schrödinger Companies or which competes with Company's Business; or (b) serves as director, partner, employee or consultant, or becomes a shareholder of any organization doing business with or seeking to do business with or competitive with one or more Schrödinger Companies.

4.

Cooperation. While employed by Company and for a period of four (4) years thereafter, Employee shall cooperate with Company or any of the Schrödinger Companies, as reasonably requested by Company in connection with Company’s or any of the Schrödinger Companies’ business, including but not limited to, any litigation in which Company or any of the Schrödinger Companies has or may have an interest. Employee shall also cooperate with Company or the Schrödinger Companies in connection with any investigation, review or hearing of any federal, state, or local governmental authority as any such investigation, review or hearing relates to events or occurrences that happened while Employee was employed by Company.  Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for governmental inquiries, discovery or trial, acting as a witness on behalf of Company or any of the Schrödinger Companies and treating all communications with Company’s or the Schrödinger Companies’ counsel as confidential.  Employee acknowledges that in any legal action, investigation, hearing or review covered by this Section, Company expects Employee to provide only accurate and truthful information or testimony.  Provided that itemized receipts are submitted, Company will reimburse Employee for all reasonable, necessary, and pre-approved out-of-pocket expenses incurred in fulfilling Employee’s obligations under this Section.

5.

No Disparagement. While employed by Company and at all times thereafter, Employee shall not criticize, ridicule, or make any statement externally that disparages or is derogatory of Company or any of the Schrödinger Companies, or any of their respective officers, directors, agents or employees, or any of their products or services, whether or not such disparaging or derogatory statements are true. The Company will instruct its Chief Executive Officer and its Executive team that they shall not make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements externally concerning Executive. Nothing in this Section shall apply to any statements made by either party: (i) in connection with any action to enforce any written agreements between Executive and the Company; (ii) in connection with any legal process or order (including but not limited to government inquiries or investigations) or as otherwise required by law; or (iii) as permitted by the last paragraph of Section 1.3 above.

6.	General Provisions.
6.1

Choice of Law; Forum.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts-of-law principles.  Any action, suit or other legal proceeding which is commenced to resolve a claim hereunder that is not arbitrable under the Arbitration Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and each party submits to the jurisdiction of the courts, state and federal, located in the State of New York and irrevocably waives any right to a trial by jury.

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6.2

No Coercion or Duress.  Employee enters into this Agreement with full understanding of the nature and extent of the restrictive covenants contained herein and acknowledges that because of the nature of Company’s business, Employee’s employment is conditioned on the restrictive covenants contained herein and Employee’s acceptance thereof.  Employee acknowledges and agrees that Employee is entering into this Agreement voluntarily and of Employee’s own free will in order to obtain the benefits of employment, continued employment, and compensation by Company. Employee acknowledges and agrees that Employee has not been coerced or suffered any duress in order to induce Employee to enter into this Agreement.

6.3

Relationship of the Parties.  The relationship between Company and Employee hereunder is agreed to be solely that of employee and employer. Nothing contained herein and no modification of responsibility or compensation made hereafter shall be construed so as to constitute the parties as partners or joint venturers.

6.4

Entire Agreement.  This Agreement shall constitute the entire agreement between the Company and Employee relating to the subject matter hereof, and supersedes all prior representations, promises or agreements, either oral or written, with regard to the subject matter hereof. No modification or amendment of this Agreement shall be of any effect unless signed in writing by the Chief Executive Officer (“CEO”) or Chief Human Resources Officer the Company (or such other officer of the Company authorized by the CEO) and Employee.

6.5

Severability; No Waiver.  The holding of any provision of this Agreement to be illegal, invalid, or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.  The failure of Company to enforce any of the provisions of this Agreement for any period of time shall not be construed as a waiver of such provisions or of the right of Company to enforce each and every provision in the future.

6.6	Amendments. No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto. This Agreement may not be amended by email.
6.7

Successors and Assigns; Assignment.  Employee’s obligations under this Agreement are personal and shall not be assigned by Employee. This Agreement shall be assignable by Company to: (a) another Schrödinger Company; (b) any corporation, partnership, or other entity that may be organized by Company as a separate business unit in connection with the business activities of Company; or (c) any corporation, partnership, or other entity resulting from the reorganization, merger, or consolidation of Company with any other corporation, partnership, or other entity, or any corporation, partnership, or other entity to or with which all or any portion of Company's business or assets may be sold, exchanged, or transferred. Employee expressly consents to be bound by the provisions of this Agreement for the benefit of any successor or assign of Company without the necessity that this Agreement be re-signed, in which event Company shall be interpreted to include any successor or assign of the Company.

6.8

Headings.  The section headings appearing in this Agreement are used for convenience of reference only and shall not be considered a part of this Agreement or in any way modify, amend, or affect the meaning of any of its provisions.

6.9	Construction. Whenever the context so requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and the use of the singular shall be deemed

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to include the plural and vice versa. That this Agreement was drafted by Company shall not be taken into account in interpreting or construing any provision of this Agreement.
6.10

Definition of Affiliate.  For purposes of this Agreement, the term “Affiliate” shall mean any entity in which a party holds a 50% or greater equity interest or any entity controlling, controlled by or under common control with such party, directly or indirectly by or through one or more intermediaries.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed on its behalf as of the date set forth below.

Employee	Schrödinger, Inc.
By: Name	By: Jennifer Daniel Chief Human Resources Officer
Date: _______________________________	Date: ______________________________

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EXHIBIT C

Modifications to Executive Severance Plan for the Executive

The definitions and other provisions set forth below shall apply to the Executive’s participation in the Executive Severance Plan:

1.  The definition of “Non-Change in Control Termination” is modified to read:

“Non-Change in Control Termination” shall mean a termination by the Company of the Covered Employee’s employment without Cause (not including by reason of death or Disability) or a resignation by the Covered Employee of his employment with the Company for Good Reason prior to or more than twelve (12) months after the closing of a Change in Control.”

2. Section 9 of the Executive Severance Plan shall be modified to read:

“9. Equity Awards.

(a) In the event of a Non-Change in Control Termination, all outstanding equity awards granted by the Company to the Covered Employee shall be governed by the terms of the applicable award agreements and the plans under which the awards were granted; provided, however, that solely with respect to the Option (as defined in Section 4(c)(1) of the Employment Agreement between the Covered Employee and the Company dated August 16, 2022 (the “Employment Agreement”)) and the PRSU (as defined in Section 4(c)(2) of the Employment Agreement) granted to the Covered Employee in connection with the commencement of his employment with the Company, such Option and PRSU shall vest and become fully exercisable and non-forfeitable as of the date of such termination, and except as provided herein, will otherwise  continue to be dictated by the terms of the applicable award agreements and the plan under which the Option and PRSU were granted.

(b) In the event of a Change in Control Termination, all of the Covered Employee’s equity awards that vest solely based on the passage of time and that are outstanding and unvested as of such termination, will vest and become fully exercisable or non-forfeitable on the date of such termination, and otherwise will continue to be dictated by the terms of the applicable award agreements and the plans under which the awards were granted; provided, however, that the PRSU (as defined in Section 4(c)(2) of the Employment Agreement) granted to the Covered Employee in connection with the commencement of his employment with the Company shall vest and become fully exercisable and non-forfeitable as of the date of such termination, and except as provided herein, will otherwise  continue to be dictated by the terms of the applicable award agreement and the plan under which the PRSU was granted.

The Executive Severance Plan, except as provided herein, shall otherwise remain in full force and effect and apply to the Executive.

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EXHIBIT D

Mutual Arbitration Agreement

This Mutual Arbitration Agreement (“Agreement”) is made by and between Schrödinger, Inc. (“Company”), and you, Geoffrey Porges, on behalf of you, your heirs, administrators, executors, successors, and assigns (together referred to as “Employee” or “you” or “your”).

In consideration of Employee’s employment by Company to perform certain services for Company and/or one or more subsidiaries of and/or other Affiliates (as hereinafter defined) of Company (including without limitation its officers, employees, representatives, or agents) (together referred to as "Schrödinger” or the “Company”), and other good and valuable consideration, the Company and you agree as follows:

1.Mutual Agreement to Arbitrate.  Except as noted below, you agree to arbitrate any and all claims against Schrödinger that could be brought in a court including, without limitation, all claims arising directly or indirectly out of, or relating to, the employment agreement ("Employment Agreement”) to which this Agreement is attached as Exhibit B, the employment of Employee, the cessation of employment of Employee, or any matter relating to any of the foregoing from your employment or termination (“Covered Disputes”). This Agreement includes, without limitation, claims under federal, state, and/or local statutes, regulations, ordinances, and/or common law. Except as otherwise provided herein, Schrödinger agrees to arbitrate any and all claims against you.

2.Claims Not Covered by this Agreement.  This Agreement does not cover: (i) claims for workers’ compensation or unemployment insurance benefits; (ii) claims based on equity plans, employee pension plans, or welfare benefit plans if and only if those plans contain a complete dispute resolution process; (iii) claims for sexual harassment or abuse, or claims of discrimination that are based on the same facts and circumstances or otherwise related to excluded sexual harassment or abuse claims, if any applicable federal, state, or local law prohibits mandatory arbitration of those claims; and (iv) claims that by federal law are not subject to mandatory binding pre-dispute arbitration. Further, this Agreement does not prohibit the filing of an administrative charge with a federal, state, or local administrative agency such as the National Labor Relations Board or the Equal Employment Opportunity Commission.

3.Waiver of Class, Collective, and Representative Claims.  The parties agree that all claims must be pursued on an individual basis only. By signing this Agreement, you waive your right to commence, or be a party to, any class, collective, or representative actions or to bring jointly any claim against Schrödinger with any other person. The parties agree that any claim can be pursued, but only on an individual basis. If you bring any claims under the California Labor Code Private Attorneys General Act (“PAGA”) that under then-current law are not subject to mandatory arbitration, you agree to hold all such claims in abeyance and to arbitrate to final resolution any and all of your individual claims before proceeding in court with any PAGA claims. Disputes concerning the interpretation, applicability, enforceability, or formation of this class action waiver shall not be deemed a Covered Dispute and shall instead be brought only in a court of competent jurisdiction. In the event this class action waiver is found unlawful or unenforceable, any class, collective, or other representative based claim must be brought in a court or other forum of competent jurisdiction and may not be brought in arbitration. The arbitrator shall have no power under this Agreement to consolidate claims, to certify a collective or class action, or to issue an order providing relief inconsistent with this Agreement.

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4.Waiver of Jury Trial.  If any court determines for any reason that this Agreement is not binding, or otherwise allows any litigation in court regarding a claim covered by this Agreement, you and Schrödinger expressly waive any and all rights to a trial by jury.

5.Commitment to Non-Retaliation.  Nothing in this Agreement limits your right to challenge its enforceability. While the Company will assert that you have agreed to pursue all claims individually in the arbitral forum and may ask a court to compel arbitration of each individual’s claims, your decision to challenge the Agreement will not result in threats, discipline, or discharge.

6.Threshold Issues.  Any dispute concerning the scope and enforceability of this Agreement shall be resolved exclusively in a court of competent jurisdiction. All issues between the parties that this Agreement does not specifically permit to be presented to a court are for the arbitrator to resolve.

7.Resort to Court for Early Injunctive Relief.  The parties may seek a temporary restraining order, a preliminary injunction, or other similar relief in court when the nature of the rights asserted requires immediate action and the arbitrator is not yet in a position to afford appropriate relief. Such limited resort to court will not constitute a waiver of the right to arbitrate a claim, and the remainder of the dispute will proceed in arbitration.

8.Severability; No Waiver.  If the prohibition against class, collective, or representative actions is held to be invalid, then any such action shall proceed in court.  If a court or an arbitrator finds any other provision of this Agreement unenforceable, a court or arbitrator shall interpret or modify this Agreement, to the extent necessary, for it to be enforceable to the maximum extent possible. This Agreement shall be self-amending; meaning, if by law a provision is deemed unlawful or unenforceable, that provision and the Arbitration Agreement automatically, immediately, and retroactively shall be amended, modified, and/or altered to be enforceable to the maximum extent possible. The failure of the Company to enforce any of the provisions of this Agreement for any period of time shall not be construed as a waiver of such provisions or of the right of the Company to enforce each and every provision in the future.

9.The Arbitration Process.

(a)The arbitration shall be conducted before a single arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) in effect at the time any party submits any claims covered by this Agreement. The arbitrator must be a member of the bar in good standing in the state in which the dispute arose.  If AAA declines the matter or if the parties agree otherwise, the parties shall use the employment arbitration forum and rules of JAMS.

(b)Any authorized decision or award of the arbitrator shall be final and binding upon the parties. The arbitrator shall have the power to award any type of legal or equitable relief available in a court of competent jurisdiction including, but not limited to, attorney’s fees, to the extent such damages are available under law.

(c)All orders of the arbitrator (except evidentiary rulings at the arbitration) shall be in writing and subject to review pursuant to the Federal Arbitration Act.

(d)Any claim for arbitration will be timely only if brought within the time in which an administrative charge or complaint could have been filed if the claim is one that could be filed with an administrative agency. Schrödinger agrees not to require you to proceed before an administrative agency

1540 Broadway, 24th Floor New York, NY 10036

before commencing arbitration. If, however, you elect to proceed before an administrative agency, then your claim for arbitration will be timely if brought within the time allowed by the applicable statute of limitations for filing a lawsuit after proceeding before the agency. Any claim for arbitration that could not have been filed with an administrative agency must be filed within the time set by the applicable statute of limitations.

(e)The arbitrator shall agree to treat as confidential evidence and other information presented by the parties to the same extent as Confidential Information under Exhibit A to the Employment Agreement must be held confidential by Employee.

(f)The arbitrator shall have no authority to amend or modify any of the terms of the Employment Agreement.

(g)The arbitrator shall have thirty (30) business days from the closing statements or submission of post-hearing briefs by the parties to render a decision

(h)Employee shall have available the same statutory remedies as would be available in a judicial forum.

(i)This Agreement expressly authorizes any party to submit a motion for summary judgment. If a summary judgment motion is made, the arbitrator must render a written and detailed opinion on that motion within forty-five (45) business days of submission of all supporting and opposition papers.

(j)Each party shall be responsible for his or her own attorney’s fees in the arbitration, except as allowed by applicable law.

(k)The terms of this Agreement control over any contrary provisions in the AAA or JAMS arbitration rules.

10.No Modification of At-Will Status.  This Agreement does not create a contract of employment for any duration of time. Employment with Schrödinger is voluntarily entered into, and you are free to resign at any time. Similarly, Schrödinger may terminate the employment relationship with you at any time for any reason, with or without prior notice.

11.Governing Law.  This Agreement is governed by the Federal Arbitration Act. The terms and conditions of your employment shall be governed by and shall be interpreted in accordance with federal law and the laws of the state in which you were employed by Schrödinger at the time the claim(s) presented in the arbitration arose.

12.No Coercion or Duress.  Employee enters into this Agreement with full understanding of the nature and extent of the agreement to arbitrate contained herein and agrees that Employee is entering into this Agreement voluntarily and of Employee’s own free will. You acknowledge and agree that you have not been coerced or suffered any duress in order to induce you to enter into this Agreement.

13.Entire Agreement. This Agreement shall constitute the entire agreement between the Company and Employee relating to the subject matter hereof, and supersedes all prior representations, promises or agreements, either oral or written, with regard to the subject matter hereof.  No modification or amendment

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of this Agreement shall be of any effect unless signed in writing by the Chief Executive Officer or Chief Human Resources Officer of the Company.

14.Amendments.  No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.  This Agreement may not be amended by email.

15.Successors and Assigns; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors, and assigns.

16.Headings.  The section headings appearing in this Agreement are used for convenience of reference only and shall not be considered a part of this Agreement or in any way modify, amend, or affect the meaning of any of its provisions.

17.Construction.  Whenever the context so requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and the use of the singular shall be deemed to include the plural and vice versa. That this Agreement was drafted by the Company shall not be taken into account in interpreting or construing any provision of this Agreement.

18.Definition of Affiliate.  For purposes of this Agreement, the term “Affiliate” shall mean any entity in which a party holds a 50% or greater equity interest or any entity controlling, controlled by or under common control with such party, directly or indirectly by or through one or more intermediaries.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed on its behalf as of the date set forth below.

Employee	Schrödinger, Inc.
By: Name	By: Jennifer Daniel Chief Human Resources Officer
Date: _______________________________	Date: ______________________________